Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	Corporate Communications, Inc.
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@cci-ir.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE SIGNS DEFINITIVE AGREEMENT TO

PURCHASE HOSPICE PARTNERS OF AMERICA

Business Provides Hospice Services through 21 Locations Across Six States,

Producing Annualized Revenue of Approximately $55 Million

Frisco, Texas (August 26, 2019) — Addus HomeCare Corporation (NASDAQ: ADUS), “Addus” or “the Company,” a provider of comprehensive home care services, today announced the signing of a definitive agreement to purchase Hospice Partners of America, LLC, a multi-state provider of hospice services, headquartered in Birmingham, Alabama, for a cash purchase price of $130.0 million, representing $118.4 million of value, net of the present value of $11.6 million of estimated tax benefits. Hospice Partners of America currently serves an average daily census of approximately 1,000 patients through 21 locations across Idaho, Kansas, Missouri, Oregon, Texas and Virginia, with annualized revenue of approximately $55 million. Addus expects to complete the transaction following completion of all required regulatory approvals, subject to customary closing conditions. Addus will fund the acquisition through the Company’s revolving credit facility.

Dirk Allison, President and Chief Executive Officer of Addus, commented, “We are very pleased to announce our agreement to purchase Hospice Partners of America, an established provider of hospice services in multiple states. This acquisition is consistent with, and supports our strategy of adding hospice services in markets where we already have a personal care presence. Since the acquisition of Ambercare in 2018, we have been looking for additional opportunities to expand our hospice services, and we are delighted to have this opportunity to combine a well-regarded hospice operation like Hospice Partners of America with our existing operations. Importantly, this will also provide a strategic initial entry for Addus into the Texas market, which will provide potential growth opportunities.

“We look forward to Hospice Partners of America’s management team and clinical staff joining our Addus family, as we leverage our combined capabilities to develop a national platform for hospice services. Importantly, we share the same mission to provide quality, compassionate healthcare services to more consumers in their homes. We believe this is a good strategic fit, which should facilitate a smooth integration. Furthermore, we expect this transaction to be immediately accretive to our 2019 financial results,” said Allison.

Norma English, Chief Executive Officer of Hospice Partners of America, commented, “We are excited to join the Addus family. We believe that their commitment to quality is firmly aligned with Hospice Partners of America’s goal of providing outstanding end of life care. Joining the extensive Addus care network will accelerate our ability to enter new markets and provide hospice services to more patients. We are also very excited about the growth opportunities that being part of the Addus family will offer our employees.”

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Addus Announces Definitive Agreement to Acquire Hospice Partners of America

August 26, 2019

Mr. Allison added, “This acquisition, along with the other three acquisitions we have closed in 2019, brings our total acquired annualized revenues to approximately $130.0 million. Our development team continues to identify additional opportunities within our strong acquisition pipeline, which we expect will allow us to extend our market reach and further strengthen our competitive position. Furthermore, this acquisition broadens and expands our acquisition pipeline in new markets where Hospice Partners of America operates today.”

Raymond James Health Care Banking acted as financial advisor to Addus.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2019, which is available at www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus

Addus is a provider of comprehensive home care services that include, primarily, personal care services that assist with activities of daily living, as well as hospice and home health services. Addus’ consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. Addus currently provides home care services to approximately 41,000 consumers through 165 locations across 24 states. For more information, please visit www.addus.com.

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